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                         DISTRIBUTION AGREEMENT

    This Distribution Agreement ("Agreement"), between and among Minnesota Life Insurance Company, a Minnesota corporation ("Minnesota Life"), and Securian Financial Services, Inc., a Minnesota corporation ("Distributor"), shall be effective from and after November 20, 2007.

                              WITNESSETH:

    WHEREAS, Minnesota Life, a wholly-owned subsidiary of Securian Financial Group, Inc., is the depositor of Minnesota Life Individual Variable Universal Life Account (the "Account"); and

    WHEREAS, Minnesota Life proposes to offer for sale certain variable life insurance contracts (the "contracts") which may be deemed to be securities under the Securities Act of 1933 ("1933 Act") and the laws of some states; and

    WHEREAS, the Distributor, a wholly-owned subsidiary of Securian Financial Group, Inc., which is in turn a wholly-owned subsidiary of Securian Holding Company, is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("1934 Act") and is a member of the Financial Industry Regulatory Authority, Inc. ("FINRA"); and

    WHEREAS, the parties desire to have the Distributor act as principal underwriter of the contracts and assume full responsibility for the securities activities of each "person associated" (as that term is defined in Section 3(a)(18) of the 1934 Act) with the Distributor and engaged directly or indirectly in the sale of the contracts (the "associated persons"); and

    WHEREAS, the parties desire to have Minnesota Life perform certain services in connection with the sale of the contracts;

    NOW, THEREFORE, in consideration of the covenants and mutual promises of the parties made to each other, it is hereby covenanted and agreed as follows:

    1. The Distributor will act as the exclusive principal underwriter of the contracts and as such will assume full responsibility for the securities activities of its associated persons. The Distributor will train its associated persons, use its best efforts to prepare them to complete satisfactorily the applicable FINRA and state examinations so that they may be qualified, register the associated persons as its registered representatives before they engage in securities activities, and supervise and control them in the performance of such activities. Unless otherwise permitted by applicable state law, all persons engaged in the sale of the contracts must also be agents of Minnesota Life.

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    2.  The Distributor will assume full responsibility for the continued
compliance by itself and its associated persons with the FINRA Rules of Fair Practice and Federal and state laws, to the extent applicable, in connection with the sale of the contracts. The Distributor will make timely filings with the SEC, FINRA, and any other regulatory authorities of all reports and any sales literature relating to the contracts required by law to be filed by the Distributor. Minnesota Life will make available to the Distributor copies of any agreements or plans intended for use in connection with the sale of contracts in sufficient number and in adequate time for clearance by the appropriate regulatory authorities before they are used, and it is agreed that the parties will use their best efforts to obtain such clearance as expeditiously as is reasonably possible.

    3. With the consent of Minnesota Life, Distributor may enter into agreements with other broker-dealers duly licensed under applicable Federal and state laws for the sale and distribution of the contracts and may perform such duties as may be provided for in such agreements.

    4. Minnesota Life, with respect to the contracts, will prepare and file all registration statements and prospectuses (including amendments) and all reports required by law to be filed with Federal and state regulatory authorities. Minnesota Life will bear the cost of printing and mailing all notices, proxies, proxy statements, and periodic reports that are to be transmitted to persons having voting rights under the contracts. Minnesota Life will make prompt and reasonable efforts to effect and keep in effect, at its expense, the registration or qualification of its contracts in such jurisdictions as may be required by federal and state regulatory authorities.

    5. Minnesota Life will (a) maintain and preserve in accordance with Rules 17a-3 and 17a-4 under the 1934 Act all books and records required to be maintained by it in connection with the offer and sale of the contracts, which books and records shall be and remain the property of the Distributor and shall at all times be subject to inspection by the SEC in accordance with
Section 17(a) of the 1934 Act and by all other regulatory bodies having jurisdiction, and (b) upon or prior to completion of each "transaction" as that term is used in Rule 10b-10 of the 1934 Act, send a written confirmation for each such transaction reflecting the facts of the transaction and showing that it is being sent by Minnesota Life acting in the capacity of agent for the Distributor.

    6. Minnesota Life and Distributer agree to the following SEC Rule 38a-1 provisions:

    (a) Distributor will provide Minnesota Life with its written compliance policies and procedures as required by Rule 38a-1 ("Rule 38a-1 policies and procedures"). Distributor's Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations of the federal securities laws as defined in Rule 38a-1 ("the Federal Securities Laws").

    (b) Distributor will promptly provide the Account's Chief Compliance Officer with any material changes that have been made to Distributor's Rule 38a-1 policies and procedures.

    (c) Distributor agrees to review its Rule 38a-1 policies and procedures on an annual basis (the "Annual Review"). Distributor agrees to cooperate with the Account's Chief

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    Compliance Officer with regard to the Annual Review and to respond to any requests from the Account's Chief Compliance Officer for information or documentation regarding the Rule 38a-1 policies and procedures. Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as Account's Chief Compliance Officer shall reasonably request from time to time.

    (d) Distributor will provide the Account's Chief Compliance Officer with ongoing, direct, and immediate access to Distributor's compliance personnel and shall cooperate with the Account's Chief Compliance Officer in carrying out his or her obligations under Rule 38a-1 to oversee the compliance program of Distributor.

    (e)  Distributor will promptly notify the Account's Chief Compliance
    Officer in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to Distributor's Rule 38a-1 policies and procedures and will cooperate with the Account's Chief Compliance Officer by providing periodic reports in the event any Material Compliance Matter occurs. A "Material Compliance Matter" has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves:
    (1) a violation of the Federal Securities Laws by Distributor (or its officers, directors, employees, or agents); (2) a violation of Distributor's Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of Distributor's Rule 38a-1 policies and procedures.

    (f) Distributor (and anyone acting under the direction of Distributor) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence Account's Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

    7. All purchase payments and any other monies payable upon the sale, distribution, renewal or other transaction involving the contracts shall be paid or remitted directly to, and all checks shall be drawn to the order of, Minnesota Life, and the Distributor shall not have or be deemed to have any interest in such payments or monies. All such payments and monies received by the Distributor shall be remitted daily by the Distributor to Minnesota Life for allocation to the Account in accordance with the contracts and any prospectus with respect to the contracts.

    8. Minnesota Life will, in connection with the sale of the contracts, pay on behalf of the Distributor all amounts (including sales commissions) due to the sales representatives of the Distributor or to broker-dealers who have entered into sales agreements with the Distributor. The records in respect of such payments shall be properly reflected on the books and records maintained by Minnesota Life.

    9. As compensation for the Distributor's assuming the expenses and performing the services to be assumed and performed by it pursuant to this Agreement, the Distributor shall receive from Minnesota Life the following amounts:

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    (a)  Upon receipt of proper evidence of expenditures, an amount sufficient to reimburse the Distributor for its expenses incurred in carrying out the terms of this Agreement, and

    (b) such other amounts as may from time to time be agreed upon by the Distributor and Minnesota Life.

    10. As compensation for its services performed and expenses incurred under this Agreement, Minnesota Life will receive all amounts deducted as administrative, sales, mortality and expense risk charges under the contracts, as specified in the contracts and in the prospectus or prospectuses forming a part of any registration statement with respect to the contracts filed with the SEC under the 1933 Act. It is understood that Minnesota Life assumes the risk that the above compensation for its services under the contracts may not prove sufficient to cover its actual expenses in connection therewith and that its compensation for assuming such risk shall be included in and limited to the foregoing charges described in said prospectus(es).

    11. Minnesota Life will, except as otherwise provided in this Agreement, bear the cost of all services and expenses, including legal services and expenses and registration, filing and other fees, in connection with (a) registering and qualifying the contracts and (to the extent requested by the Distributor) the associated persons with Federal and state regulatory authorities and FINRA and (b) printing and distributing all contracts and all registration statements and prospectuses (including amendments), notices, periodic reports, sales literature and advertising prepared, filed or distributed with respect to the contracts.

    12. Each party hereto shall advise the others promptly of (a) any action of the SEC or any authorities of any state or territory, of which it has knowledge, affecting registration or qualification of the contracts, or the right to offer the contracts for sale, and (b) the happening of any event which makes untrue any statement, or which requires the making of any change, in the registration statement or prospectus in order to make the statements therein not misleading.

    13. The services of the Distributor and Minnesota Life under this Agreement are not deemed to be exclusive and the Distributor and Minnesota Life shall be free to render similar services to others, including, without implied limitation, such other separate accounts as are now or hereafter established by Minnesota Life, so long as the services of the Distributor and Minnesota Life hereunder are not impaired or interfered with thereby.

    14. This Agreement shall upon execution become effective as of the date first above written, and shall continue in effect indefinitely unless terminated by either party on 60 days' written notice to the other.

    15. This Agreement may be amended at any time by mutual consent of the parties.

    16. This Agreement shall be governed by and construed in accordance with the laws of Minnesota.

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                     MINNESOTA LIFE INSURANCE COMPANY


Witness:                             By:
        --------------------------      ---------------------------------------
               Secretary                 President and Chief Executive Officer


                                     SECURIAN FINANCIAL SERVICES, INC.


Witness:                             By:
        --------------------------      ---------------------------------------
   Vice President, Chief Compliance                   President
          Officer and Secretary

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